PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B)(5)

Prospectus Supplement
(To prospectus dated June 21, 2001)

                                2,500,000 SHARES

                           [VION PHARMACEUTICALS LOGO]

                                  COMMON STOCK

                              -------------------

    Vion Pharmaceuticals, Inc. is offering 2,500,000 shares of common stock in a firmly underwritten offering.

                              -------------------

    Our common stock is traded on the Nasdaq National Market under the symbol "VION." The last reported sale price of our common stock on the Nasdaq National Market on August 9, 2001 was $6.12 per share.

                              -------------------

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ATTACHED PROSPECTUS AND ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

                              -------------------

                                                              PER SHARE      TOTAL
                                                              ---------      -----
Offering Price to Public....................................   $  5.00    $12,500,000
Discounts and Commissions to Underwriters...................   $0.3375    $   843,750
Offering Proceeds to Us.....................................   $4.6625    $11,656,250

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We have granted the underwriters the right to purchase up to an additional 375,000 shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the date of this prospectus supplement. Gerard Klauer Mattison & Co., Inc. and C.E. Unterberg, Towbin expect to deliver the shares of common stock to investors on August 15, 2001.

GERARD KLAUER MATTISON                                    C.E. UNTERBERG, TOWBIN
                              -------------------
                                August 10, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                   PROSPECTUS SUPPLEMENT

About This Prospectus Supplement............................  S-3
Risk Factors................................................  S-3
Recent Developments.........................................  S-4
Use of Proceeds.............................................  S-4
Dilution....................................................  S-5
Underwriting................................................  S-5
Legal Matters...............................................  S-6
Experts.....................................................  S-6
Where You Can Find More Information.........................  S-7

                         PROSPECTUS
Summary.....................................................    3
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   10
Use of Proceeds.............................................   10
Description of Common Stock.................................   10
Plan of Distribution........................................   10
Legal Matters...............................................   11
Experts.....................................................   11
Note Regarding Forward-Looking Statements...................   12
Where You Can Find More Information.........................   12

                              -------------------

    You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information different from that contained in any of these documents. The information contained in these documents is accurate only as of the date of each document, as the case may be, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may change after the date set forth in each document in which the information is presented.

                              -------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    We provide information to you about this offering of shares of our common stock in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering; and (b) this prospectus supplement, which describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. See "Where You Can Find More Information."

    If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

    This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that is based on the beliefs of our management, as well as assumptions made by, and the information currently available to, our management. When used in these documents, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.

    You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, as the case may be. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

    Before purchasing our common stock, you should carefully consider the risks described below in this section, risks described under the heading "Risk Factors" beginning on page 5 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION WITH RESPECT TO THE USE OF THE PROCEEDS OF THIS OFFERING, AND MAY NOT APPLY THE PROCEEDS TO USES THAT WILL BENEFIT STOCKHOLDERS.

    Our management will have broad discretion as to how to use the proceeds of this offering. You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of the proceeds are uncertain.

                              RECENT DEVELOPMENTS

INCREASE IN AUTHORIZED SHARES

    At our annual meeting of stockholders held on July 26, 2001, our stockholders approved an increase in our authorized shares of common stock from 35 million shares to 100 million shares. As a result, we currently have 100 million authorized shares of common stock and five million authorized shares of preferred stock. Our board of directors is authorized to establish series of preferred stock and to determine the number of shares, the voting and powers, preferences and other rights of the shares of each series as well as the qualifications, limitations and restrictions of the shares of each series.

AMENDMENT OF OUR STOCK OPTION PLAN

    At our annual meeting of stockholders held on July 26, 2001, our stockholders also approved an increase in the number of shares of common stock that may be issued upon the exercise of options granted under our Amended and Restated 1993 Stock Option Plan from 3,000,000 shares to 4,285,000 shares.

APPOINTMENT OF CHIEF FINANCIAL OFFICER

    On July 9, 2001, Steven H. Koehler became our Vice President, Finance and Chief Financial Officer. Most recently vice president, finance and administration and a member of the executive board for BASF's Knoll Pharmaceutical Company in the U.S., Mr. Koehler has also served as CFO for the global pharmaceutical business of BASF. In these positions, Mr. Koehler directed financial and strategic activities in the U.S., the Americas, Europe, and Asia, and has worked both in Germany and the United States. Prior to his eight-year tenure with BASF, Mr. Koehler held a series of senior financial positions with Baxter International from 1977 to 1993, and he began his career with Arthur Andersen & Co. in Chicago.

    Mr. Koehler holds an MBA degree from the Kellogg Graduate School of Management, Northwestern University, and a BA degree from Duke University. He is a Certified Public Accountant.

                                USE OF PROCEEDS

    We expect the net proceeds from this sale of common stock to be approximately $11.4 million after deducting the underwriters' discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from the sale of the common stock to fund research and clinical development activities, including funding our ongoing preclinical and clinical trials of TAPET'r', Triapine'r' and Sulfonyl Hydrazine Prodrugs, manufacturing development and drug discovery, as well as for working capital and general corporate purposes, including for potential acquisitions of additional technologies and compounds. Our management will have broad discretion in the allocation of the net proceeds of the offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                    DILUTION

    Our net tangible book value as of June 30, 2001 was approximately $15.9 million, or $0.61 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in the net tangible book value after June 30, 2001, other than to give effect to our receipt of the estimated net proceeds from the sale of the 2,500,000 shares of common stock from the offering at an offering price of $5.00 per share, less the underwriters' discounts and commissions and our estimated offering expenses, our net tangible book value as of June 30, 2001 after giving effect to the items above would have been approximately $27.3 million, or $0.95 per share. This represents an immediate increase in the net tangible book value of $0.34 per share to existing stockholders and an immediate dilution of $4.05 per share to new investors. The following table illustrates this per share dilution:

Offering price..............................................          $5.00
    Net tangible book value per share before the offering...  $0.61
    Increase in net tangible book value per share
      attributable to the offering..........................   0.34
                                                              -----
Net tangible book value per share after the offering........           0.95
                                                                      -----
Dilution per share to new investors.........................          $4.05
                                                                      -----
                                                                      -----

This table is based on the number of outstanding shares as of June 30, 2001 and does not include the following:

     3,081,808 shares of common stock issuable upon exercise of outstanding stock options as of June 30, 2001 at a weighted average exercise price of $7.10 per share; and

     208,000 shares of common stock issuable upon exercise of outstanding warrants as of June 30, 2001 at an exercise price of $6.00.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated August 9, 2001, Gerard Klauer Mattison & Co., Inc., and C.E. Unterberg, Towbin, as underwriters, have severally agreed to purchase from us the following respective numbers of shares of common stock.

                                                              NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                    ------
Gerard Klauer Mattison & Co., Inc...........................   2,000,000
C.E. Unterberg, Towbin......................................     500,000
                                                              ----------
    Total...................................................   2,500,000
                                                              ----------
                                                              ----------

    The underwriting agreement provides that the obligations of the underwriters are subject to some conditions precedent, and that the underwriters will be obligated to purchase all of the shares of common stock offered in this prospectus supplement (other than those shares covered by the over-allotment option described below) if any are taken.

    The underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to some dealers at a price that represents a concession not in excess of $.20 per share. The underwriters may allow and some dealers may reallow a concession not in excess of $.10 per share to some other dealers. After the initial offering of the shares of common stock, the offering price and concession and discount to dealers may be changed by the underwriters.

    We have granted to the underwriters an option, expiring at the close of business on the 30th day after the date of this prospectus supplement, to purchase up to 375,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions, all as set forth on the cover page of this prospectus supplement. This option may be exercised only to cover over-allotments in the sale of the shares of common stock.

    The following table summarizes the compensation to be paid to the underwriters by us.

                                                                 WITHOUT            WITH
                                                              OVER-ALLOTMENT   OVER-ALLOTMENT
                                                              --------------   --------------
Underwriting discounts and commissions paid by us...........     $843,750         $970,313

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $250,000, all of which will be paid by us.

    We, our directors, our executive officers and our 10% stockholder have entered into "lock-up agreements" with the underwriters under which we and they have agreed with the underwriters not to offer, sell, pledge, purchase any option to sell, grant any option for the purchase of, lend or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, for a period of 90 days after the date of this prospectus supplement, without the prior consent of Gerard Klauer Mattison & Co., Inc., subject to limited exceptions, such as issuances of shares of our common stock to persons in connection with business acquisitions and strategic alliances, and provided that such persons agree to the lock-up referred to in the preceding sentence, or pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this prospectus supplement. Gerard Klauer Mattison & Co., Inc., may in its sole discretion, at any time without notice, release all or a portion of the shares subject to the lock-up agreements.

    The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by these syndicate members are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities offered hereby who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of such securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions, penalty bids, and other permissible purchases of shares of common stock by or on behalf of the underwriters may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act.

    Our common stock is listed on the Nasdaq National Market under the symbol "VION."

                                 LEGAL MATTERS

    Fulbright & Jaworski L.L.P., New York, New York, will pass upon the validity of the securities offered hereby and some other legal matters on behalf of Vion. Legal matters in connection with the offering will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus supplement and accompanying prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

    We "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to another document we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement but before the end of any offering made under this prospectus supplement and accompanying prospectus:

     our annual report on Form 10-K for the fiscal year ended December 31, 2000;

     our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     our proxy statement filed on June 14, 2001;

     our current reports on Form 8-K, filed on January 11, 2001, February 21, 2001, February 23, 2001, February 27, 2001, March 20, 2001, May 18, 2001,
     June 27, 2001, July 26, 2001, August 1, 2001 and August 10, 2001;

     the description of our common stock contained in Item 1 of our registration statement on Form 8-A dated July 31, 1995;

     our rights agreement dated as of October 26, 1998 as Exhibit 4.1 of our current report on Form 8-K filed on October 26, 1998; and

     the description of our common share purchase rights contained in Item 1 and our rights agreement filed as Exhibit 1 in Item 2 of our registration statement on Form 8-A filed on October 26, 1998.

    You should read the information relating to us in this prospectus supplement and accompanying prospectus together with the information in the documents incorporated by reference.

    Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference. In addition, some of the statements contained in one or more of the documents incorporated by reference may be modified or replaced by statements contained in a document incorporated by reference that is filed thereafter.

    You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Investor Relations, Telephone: (203) 498-4210.

                        (This page intentionally left blank)

PROSPECTUS

                                4,700,000 SHARES

                          [VION PHARMACEUTICALS LOGO]

                                  COMMON STOCK

                              -------------------

    This prospectus will allow us to sell up to 4,700,000 shares of our common stock from time to time in one or more separate offerings in amounts, at prices and on terms to be determined at the time of sale.

    This prospectus will describe the general terms of our offering and the general manner in which we will offer our common stock. Each time we sell our common stock, we will provide a prospectus supplement that will contain the specific terms of our offering and describe the specific manner in which we will offer our common stock.

    Our common stock is listed on the Nasdaq National Market under the symbol "VION." The last reported sale price of our common stock on the Nasdaq National Market on June 20, 2001 was $6.70.

                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE 'RISK FACTORS' BEGINNING PAGE 5.

                              -------------------

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 21, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................     3
Risk Factors................................................     5
Special Note Regarding Forward-Looking Statements...........    10
Use of Proceeds.............................................    10
Description of Common Stock.................................    10
Plan of Distribution........................................    10
Legal Matters...............................................    11
Experts.....................................................    11
Note Regarding Forward-Looking Statements...................    12
Where You Can Find More Information.........................    12

                                    SUMMARY

    You should read the entire prospectus, including the section entitled 'Risk Factors,' carefully before making an investment decision.

                                BUSINESS OF VION

    We are a biopharmaceutical company engaged in research, development and commercialization of therapeutics and technologies for the treatment of cancer. Our product portfolio consists of one drug delivery system and two distinct anti-cancer agents.

DRUG DELIVERY PLATFORM:

     Tumor Amplified Protein Expression Therapy, or TAPET'r', is our system for drug delivery using live Salomonella bacteria, which has been designed to deliver cancer-fighting drugs preferentially to solid tumors. TAPET'r' is currently under evaluation in early human safety trials.

ANTI-CANCER CELL THERAPEUTICS:

     Triapine'r' prevents the replication of tumor cells by blocking a critical step in the synthesis of DNA. Triapine is currently being evaluated in multiple human trials. We anticipate that Triapine will enter the second phase of human trials in patients with breast cancer or leukemia where Triapine will be tested for its anti-tumor effects. Additionally, we recently began the initial human safety trials of Triapine to test its use in combination with chemotherapy. Our researchers will test Triapine with cancer fighting drugs that attack the DNA of cancer cells. We hope the test results show that Triapine blocks repair of the DNA in cancer cells after the anti-cancer drugs in use have damaged the DNA.

     VNP40101M is a member of the Sulfonyl Hydrazine Prodrug class. A Prodrug is a drug that has been modified chemically to make the drug inactive and available to be activated at a later specified time with further action. VNP40101M represents a unique, potent alkylating agent derived from a specific class of molecules used as chemotherapeutic agents. By a process called alklylation, VNP40101M attaches to the DNA of cancer molecules to cause a cross linking of two DNA strands that eventually leads to cell death. We have commenced the human safety trials of VNP40101M.

    Our product development strategy consists of two main approaches. First, we engage in product development with respect to anticancer technologies through in-house research and through collaboration with academic institutions. Second, depending on the drug market conditions and required resources, we determine the best method and/or partnership to develop, and eventually market, our products. Our current research and development programs are based on technologies that we license from Yale University.

    Our plan of operations for the next 12 months includes the following elements:

     continue to conduct internal research and development with respect to our core technologies and other product candidates that we may identify;

     conduct clinical trials of the TAPET bacteria alone, and not in combination with any anticancer agents, to determine the safety and the ability of the bacteria alone to colonize tumors;

     conduct human clinical studies of the TAPET bacteria in combination with anticancer agents produced by the activity of the bacteria for safety and accumulation of a higher concentration of the bacteria and the anticancer agent within tumors as compared to normal tissue;

     conduct human safety combination studies for safety and dosage of Triapine in conjunction with standard chemotherapy treatments;

     conduct human efficacy clinical studies of Triapine by itself;

     conduct human safety clinical studies of VNP40101M, for safety and dosage;

     continue to support research and development being performed at Yale University and by other collaborators; and

     continue to seek collaborative partnerships, joint ventures, co-promotional agreements or other arrangements with third parties.

    We were incorporated in March 1992 as a Delaware corporation named MelaRx Pharmaceuticals, Inc. In April 1995 we changed our name to OncoRx, Inc. in connection with a merger, and in April 1996 we changed our name to Vion Pharmaceuticals, Inc. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210. Our website address is www.vionpharm.com. The information on our website is not part of this prospectus.

                                  RISK FACTORS

    In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

IF WE CONTINUE TO INCUR OPERATING LOSSES, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

    We have incurred losses since inception. As of March 31, 2001, we had an accumulated deficit of approximately $81.5 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research and development of product candidates. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent of our future losses and the timing of our profitability are highly uncertain.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO CONTINUE OR COMPLETE OUR PRODUCT DEVELOPMENT.

    We will need to raise substantial additional capital to fund operations and complete our product development. As of March 31, 2001, we had $20.4 million in cash, cash equivalents and short-term investments to fund our operations and continue our product development. We believe that we will need approximately $18.4 million to fund all our operations net of any cash inflows for the next twelve months. We will not have an approved and marketable product at that time. As we will not have a product that generates significant revenues, we will need additional financing to sustain our operations.

    We may not get funding when we need it or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities and future operations. We might have to license our technology to others. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.

    The amount of capital we may need depends on many factors, including:

     the progress, timing and scope of our research and development programs;

     the progress, timing and scope of our preclinical studies and clinical trials;

     the time and cost necessary to obtain regulatory approvals;

     the time and cost necessary to develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

     the time and cost necessary to develop sales, marketing and distribution capabilities; and

     any new collaborative, licensing and other commercial relationships that we may establish.

IF WE DO NOT OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS, WE WILL NOT BE ABLE TO SELL OUR PRODUCTS AND THE VALUE OF OUR COMPANY AND OUR FINANCIAL RESULTS WILL BE HARMED.

    We cannot sell or market our drugs without regulatory approval. If we cannot obtain regulatory approval for our products, the value of our company and our financial results will be harmed. In the United States, we must obtain approval from the U.S. Food and Drug

Administration, or FDA, for each drug that we intend to sell. The current status of our products is as follows:

     VNP20009, TAPET bacteria without an anticancer agent, is currently in human trials;

     TAPET, with cytosine deaminase, an enzyme that can activate an inactive form of an anti-cancer agent, is currently undergoing regulatory review, and the clinical trial has not yet started pending the outcome of the review;

     Triapine is currently in the first phase of human trials in combination with standard therapies. We expect to start trials testing for the efficacy of Triapine in breast cancer and leukemia within the next several months as hospital test sites complete their internal administrative and approval processes; and

     Human safety trials of VNP40101M have commenced at hospital test sites.

    If and when we complete the several phases of clinical testing for each drug candidate, we will submit our test results to the FDA. FDA review may generally take up to two years and approval is not assured. Foreign governments also regulate drugs distributed outside the United States. A delay in obtaining regulatory approvals for any of our drug candidates will also have a material adverse effect on our business.

IF OUR DRUG TRIALS ARE DELAYED OR ACHIEVE UNFAVORABLE RESULTS, WE WILL NOT BE ABLE TO OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS.

    We must conduct extensive testing of our product candidates before we can obtain regulatory approval for our products. We need to conduct human clinical trials. These tests and trials may not achieve favorable results. We would need to reevaluate any drug that did not test favorably and either alter the drug or the dose, or abandon the drug development project. In such circumstances, we would not be able to obtain regulatory approval on a timely basis, if ever.

    Factors that can cause delay or termination of our clinical trials include:

     slow patient enrollment;

     long treatment time required to demonstrate safety and effectiveness;

     lack of sufficient supplies of the product candidate;

     adverse medical events or side effects in treated patients;

     lack of effectiveness of the product candidate being tested; and

     lack of sufficient funds.

Unfavorable results or insufficient patient enrollment in our clinical trials could delay or cause us to abandon a product development program.

IF OUR TAPET TECHNOLOGY CAUSES UNACCEPTABLE SIDE EFFECTS, WE WILL NOT BE ABLE TO COMMERCIALIZE TAPET.

    TAPET uses genetically altered Salmonella bacteria for delivery of genes or gene products to tumors. The use of bacteria in general, or Salmonella in particular, to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products utilizing TAPET. While certain formulations of TAPET have been tested in limited human clinical trials, the results of preclinical studies and the limited human clinical trials performed to date may not be predictive of safety or efficacy in humans. Possible serious side effects of TAPET include bacterial infections, particularly the risk of septic shock, a serious and often fatal result of bacterial infection of the blood. If side effects of TAPET are determined unacceptable, we will not be able to commercialize TAPET.

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IF WE ARE FOUND TO BE INFRINGING ON PATENTS OR TRADE SECRETS OWNED BY OTHERS, WE
MAY BE FORCED TO CEASE OR ALTER OUR DRUG DEVELOPMENT EFFORTS, OBTAIN A LICENSE
TO CONTINUE THE DEVELOPMENT OR SALE OF OUR PRODUCTS AND/OR PAY DAMAGES.

    Our processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others, or the trade secrets of those persons and entities. As the biopharmaceutical industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents or trade secrets of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel.

WE RELY ON CONFIDENTIALITY AGREEMENTS TO PROTECT OUR TRADE SECRETS. IF THESE AGREEMENTS ARE BREACHED BY OUR EMPLOYEES OR OTHER PARTIES, OUR TRADE SECRETS MAY BECOME KNOWN TO OUR COMPETITORS.

    We rely on trade secrets that we seek to protect through confidentiality agreements with our employees and other parties. If these agreements are breached, our competitors may obtain and use our trade secrets to gain a competitive advantage over us. We may not have any remedies against these competitors and any remedies that may be available to us may not be adequate to protect our business and compensate us for the damaging disclosure. In addition, we may have to expend resources to protect our interests from possible infringement by others.

IF WE FAIL TO RECRUIT AND RETAIN KEY PERSONNEL, OUR RESEARCH AND DEVELOPMENT PROGRAMS MAY BE DELAYED.

    We are highly dependent upon the efforts of our senior management and scientific personnel, particularly, Alan Kessman, our president, chief executive officer and director; Mario Sznol, M.D., our vice president, clinical affairs; Terrence W. Doyle, Ph.D., our vice president of research and development; Bijan Almassian, Ph.D., our vice president of development; and Ivan King, Ph.D., our vice president of research. There is intense competition in the biotechnology industry for qualified scientific and technical personnel. Since our business is very science-oriented and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. We have no key man insurance policies on any of the officers listed above and we only have an employment agreement with Mr. Kessman. If we lose the services of our management and scientific personnel or fail to recruit other scientific and technical personnel, our research and product development programs would be significantly and detrimentally affected.

WE FACE INTENSE COMPETITION IN THE MARKET FOR ANTICANCER PRODUCTS, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL SUFFER.

    Numerous pharmaceutical and biotechnology companies have publicly announced their intention to develop drugs that target the replication of tumor cells including, in some instances, the development of agents which target ribonucleotide reductase, agents which are alkylating agents and agents which can be described as drug delivery platforms. These companies include, but are not limited to, Bristol-Myers Squibb, Pfizer Inc., Amgen Inc., Genentech Inc., ImeClone Systems Inc., OSI Pharmaceuticals Inc., Eli Lilly and Co. and AstraZeneca. These and other large pharmaceutical companies have substantially greater financial and other resources and development capabilities than we do and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for

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products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

IF THE TESTING OR USE OF OUR POTENTIAL PRODUCTS HARMS PEOPLE, WE COULD BE SUBJECT TO COSTLY AND DAMAGING PRODUCT LIABILITY CLAIMS.

    Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products including, but not limited to, unacceptable side effects. These risks are particularly inherent in human trials of our proposed products. Side effects and other liability risks could give rise to viable product liability claims against us. While we have obtained insurance coverage for patients enrolled in clinical trials, we may not be able to maintain this product liability insurance on acceptable terms, insurance may not provide adequate coverage against potential liabilities and we may need additional insurance coverage for expanded clinical trials and commercial activity. As a result, product liability claims, even if successfully defended, could have a material adverse effect on our business, financial condition and results of operations.

IF OUR CORPORATE PARTNERS, LICENSORS, LICENSEES, COLLABORATORS AT RESEARCH INSTITUTIONS AND OTHERS DO NOT CONDUCT ACTIVITIES IN ACCORDANCE WITH OUR ARRANGEMENTS, OUR RESEARCH AND DEVELOPMENT EFFORTS MAY BE DELAYED.

    Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We currently depend on the following third parties:

     Yale University for collaborative research and for technologies that are licensed by Yale to us.

     Healthcare facilities in the United States and United Kingdom to perform human safety trials of our products, including the Albert Einstein College of Medicine/Montefiore Medical Center, Beth Israel Deaconess Medical Center, Cleveland Clinical Foundation, National Cancer Institute and Royal Marsden Hospital.

     National Cancer Institute under a cooperative research and development agreement for the development of TAPET-based immunotherapics targeted against cancer.

    If the third parties do not conduct activities in accordance with the arrangements we have with them, our research and development efforts may be delayed. We may also rely on other collaborative partners to obtain regulatory approvals and to manufacture and market our products. The amount and timing of resources to be devoted to these activities by these other parties are not within our control.

IF YALE UNIVERSITY DOES NOT CONDUCT RESEARCH RELATING TO PRODUCTS WE WOULD LIKE TO PURSUE, WE MAY NEVER REALIZE ANY BENEFITS FROM OUR FUNDING PROVIDED TO YALE.

    We had previously agreed to reimburse Yale University for its costs in connection with research projects in an amount equal to $1,052,000 per year. Technology licensed by us from research conducted under this agreement includes TAPET. This arrangement was restructured effective October 1, 2000 to provide a gift of $670,000 to support Yale's research projects for the year ending September 30, 2001. In addition, we provided a gift to Yale of $200,000 payable in four quarterly installments beginning April 2001.

    Through March 31, 2001, we have paid over $8.6 million in total to Yale, and we may continue to support Yale's research projects. We generally do not have the right to control the research that Yale is conducting pursuant to our agreement, and our funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research

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being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

IF ENVIRONMENTAL LAWS BECOME STRICTER IN THE FUTURE, WE MAY FACE LARGE CAPITAL EXPENDITURES IN ORDER TO COMPLY WITH ENVIRONMENTAL LAWS.

    We cannot accurately predict the outcome or timing of future expenditures that we may be required to expend to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. To date, we have not incurred significant costs and are not aware of any significant liabilities associated with our compliance with federal, state and local laws and regulations. However, environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and may face large capital expenditures to comply with environmental laws. We have limited capital and are uncertain whether we will be able to pay for significantly large capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

    All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, the Environmental Protection Agency and the Nuclear Regulatory Commission regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

EVEN IF WE OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS, WE CURRENTLY LACK THE ABILITY AND RESOURCES TO COMMERCIALIZE THE PRODUCTS.

    If our products are approved for sale by regulatory authorities, we will need to develop manufacturing and marketing capability or make arrangements with third parties to manufacture, distribute and sell our products. We do not currently have and are not seeking arrangements for manufacturing or marketing products on a commercial basis.

THE RIGHTS THAT HAVE BEEN AND MAY IN THE FUTURE BE GRANTED TO OUR STOCKHOLDERS MAY ALLOW OUR BOARD AND MANAGEMENT TO DETER A POTENTIAL ACQUISITION IN WHICH THE BOARD AND MANAGEMENT ARE TO BE REPLACED.

    We have in place a stockholder rights plan, or 'poison pill,' which enables our board of directors to issue rights to purchase common stock when someone acquires 20% or more of the outstanding shares of our common stock. As a result of the plan, anyone wishing to take over the company would most likely be forced to negotiate a transaction with our Board and management in order not to trigger the pill. The need to negotiate with the Board and management could frustrate a proposed takeover particularly where the Board and management wish to remain entrenched. This would prevent our stockholders from participating in a takeover or tender offer, which might be of substantial value to them.

THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE.

    Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities. We had approximately 26.2 million shares of common stock outstanding as of May 25, 2001. Options and warrants to purchase approximately 1.4 million shares are currently

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exercisable, and the remaining options to purchase approximately 1.9 million shares become exercisable at various times through 2005.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    You should rely on the information contained in the prospectus and the documents incorporated by reference, we have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock, our business, financial condition, results of operations and prospects may change after that date.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock to fund research and clinical development activities, manufacturing development, manufacturing and commercialization of our product candidates, drug discovery, as well as for working capital and general corporate purposes, including for potential acquisitions of additional technologies and compounds. Our management will have broad discretion in the allocation of the net proceeds of the offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                          DESCRIPTION OF COMMON STOCK

    As of the date of this prospectus, we are authorized to issue up to 35,000,000 shares of common stock, $0.01 par value per share. As of May 25, 2001, 26,184,043 shares of common stock were outstanding.

DIVIDENDS

    Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of any preferred stock.

VOTING

    Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

RIGHTS OF LIQUIDATION

    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

MISCELLANEOUS

    Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights. Holders of our common stock have one common stock purchase right for each outstanding share of common stock owned. The description and terms of the rights are set forth in a rights agreement that we entered into with American Stock Transfer & Trust Company as rights agent.

                              PLAN OF DISTRIBUTION

    We may sell our common stock being offered by this prospectus in three ways:

     to or through underwriters or dealers;

     directly to other purchasers; or

     through agents.

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    We will describe in a prospectus supplement, the particular terms of the offering of our common stock, including:

     the name or names of any underwriters, dealers or agents;

     the price of the offered shares;

     the net proceeds to us from such sale;

     any underwriting discounts or other items constituting underwriters' compensation;

     any discounts or concessions allowed or reallowed or paid to dealers; and

     any securities exchanges on which the common stock may be listed.

    If we use underwriters in the sale, our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale. We may enter into an arrangement commonly referred to as an 'equity line of credit' whereby we may issue and sell shares of our common stock from time to time at varying prices determined at the time of sale. We will file a post-effective amendment to name an underwriter for any at the market sales.

    Our common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Our common stock may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of our common stock for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Any series of securities may be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for our common stock.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by us from time to time under this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as 'estimate,' 'project,' 'believe,' 'anticipate,' 'intend,' 'expect' and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under 'Risk Factors,' that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

    The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering of shares from time to time under this prospectus:

     o  Our annual report on Form 10-K for the year ended December 31, 2000;

     o Our quarterly report on Form 10-Q for the three months ended March 31, 2001;

     o  Our proxy statement filed on June 14, 2001;

     o Our current reports on Form 8-K filed January 11, 2001, February 21, 2001, February 23, 2001, February 27, 2001, March 20, 2001 and May 18,
        2001;

     o The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated July 31, 1995; and

     o The rights agreement dated as of October 26, 1998 as Exhibit 4.1 of our Current Report on Form 8-K filed on October 26, 1998.

    The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Investor Relations, Telephone: (203) 498-4210.

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________________________________________________________________________________

                                2,500,000 SHARES

                           [VION PHARMACEUTICALS LOGO]

                                  COMMON STOCK
                              --------------------
                             Prospectus Supplement
                                August 10, 2001
                              --------------------
GERARD KLAUER MATTISON                                    C.E. UNTERBERG, TOWBIN
________________________________________________________________________________



                            STATEMENT OF DIFFERENCES
                            ------------------------
The registered trademark symbol shall be expressed as.................... 'r'